EXHIBIT 99.5

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2002 and 2001 and for the Years Ended December 31, 2002 and 2001

and for the Period from October 27, 2000 (inception) through December 31, 2000

REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and

Stockholder of ON Semiconductor Trading, LTD.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholder’s equity (deficit) and cash flows present fairly, in all material respects, the financial position of ON Semiconductor Trading LTD and its subsidiaries (an indirect wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001 and for the period from October 27, 2000 through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company has extensive transactions and relationships with ON Semiconductor Corporation and its affiliates. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

As described in Note 4 to the consolidated financial statements, the Company changed its method of accounting for sales to distributors effective January 1, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona

February 5, 2003, except for

    the fourth paragraph of

    Note 12 for which the date is

    March 3, 2003

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED BALANCE SHEET

	December 31,		July 4,
	2002	2001	2003
			(unaudited)
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$30.8	$33.5	$25.5
Receivables, net	73.0	68.5	87.5
Inventories, net	108.6	152.3	127.2
Other current assets	16.3	3.9	16.3
Income taxes receivable	3.5	—	4.9
Due from affiliates	—	96.7	—
Deferred income taxes	2.8	3.6	3.9

Total current assets	235.0	358.5	265.3
Property, plant and equipment, net	8.8	15.1	8.1
Deferred income taxes	1.3	1.8	1.3
Other assets	—	0.1	0.1

Total assets	$245.1	$375.5	$274.8

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Accounts payable	$24.0	$40.6	$37.9
Accrued expenses	21.2	11.2	24.3
Due to affiliates	76.7	5.6	53.4
Income taxes payable	—	0.3	—
Deferred income on sales to distributors	52.9	61.4	48.0

Total current liabilities	174.8	119.1	163.6
Other long-term liabilities	2.0	2.4	2.1
Notes payable to parent	160.3	367.9	169.5

Total liabilities	337.1	489.4	335.2

Commitments and contingencies (See Note 12)	—	—	—

Common stock ($1.00 par value, 50,000 shares authorized, 12,000 shares issued and outstanding)	—	—	—
Additional paid-in capital	40.4	40.4	40.4
Accumulated other comprehensive income	0.5	0.5	0.5
Retained earnings (accumulated deficit)	(132.9)	(154.8)	(101.3)

Total stockholder’s equity (deficit)	(92.0)	(113.9)	(60.4)

Total liabilities and stockholder’s equity (deficit)	$245.1	$375.5	$274.8

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,		October 27, 2000 (inception) through December 31, 2000	Six Months Ended
	2002	2001		July 4, 2003	June 28, 2002
				(unaudited)	(unaudited)
	(In millions)
Revenues:
External revenues	$690.0	$744.4	$202.2	$348.3	$340.9
Revenues from affiliates	230.3	272.9	106.3	123.9	123.5

Total revenues	920.3	1,017.3	308.5	472.2	464.4

Cost of sales:
External cost of sales	473.5	598.6	141.1	244.3	247.1
Cost of sales to affiliates	288.1	341.0	95.9	130.1	123.0

Total cost of sales	761.6	939.6	237.0	374.4	370.1

Gross profit	158.7	77.7	71.5	97.8	94.3

Operating expenses:
Research and development	55.1	72.4	2.3	34.9	26.6
Selling and marketing	24.6	28.6	6.9	12.4	12.0
General and administrative	37.7	43.3	40.8	15.5	14.5
Restructuring and asset impairments	6.0	16.0	—	1.7	5.5

Total operating expenses	123.4	160.3	50.0	64.5	58.6

Operating income (loss)	35.3	(82.6)	21.5	33.3	35.7
Interest expense, net	(12.1)	(13.3)	(0.8)	(4.0)	(7.4)

Income (loss) before income taxes and cumulative effect of accounting change	23.2	(95.9)	20.7	29.3	28.3
Income tax benefit (provision)	(1.3)	1.2	0.7	2.3	(5.2)

Income (loss) before cumulative effect of accounting change	21.9	(94.7)	21.4	31.6	23.1
Cumulative effect of accounting change, net of tax	—	(81.5)	—	—	—

Net income (loss)	$21.9	$(176.2)	$21.4	$31.6	$23.1

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)

	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
	(In millions)
Contribution of interests in affiliated companies from Parent at inception	$40.4	$—	$—	$40.4
Comprehensive income:
Net income	—	—	21.4	21.4
Other comprehensive income:
Foreign currency translation adjustment	—	0.6	—	0.6

Other comprehensive income	—	0.6	—	0.6

Comprehensive income	—	—	—	22.0

Balance at December 31, 2000	40.4	0.6	21.4	62.4
Comprehensive loss:
Net loss	—	—	(176.2)	(176.2)
Other comprehensive loss:
Foreign currency translation adjustment	—	(0.1)	—	(0.1)

Other comprehensive loss	—	(0.1)	—	(0.1)

Comprehensive loss	—	—	—	(176.3)

Balance at December 31, 2001	40.4	0.5	(154.8)	(113.9)
Comprehensive income:
Net income	—	—	21.9	21.9

Comprehensive income	—	—	—	21.9

Balance at December 31, 2002	40.4	0.5	(132.9)	(92.0)
Comprehensive income (unaudited):
Net income (unaudited)	—	—	31.6	29.5

Comprehensive income (unaudited)	—	—	—	29.5

Balance at July 4, 2003 (unaudited)	$40.4	$0.5	$(101.3)	$(62.5)

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,		October 27, 2000 (inception) through December 31, 2000	Six Months Ended
	2002	2001		July 4, 2003	June 28, 2002
				(unaudited)	(unaudited)
	(In millions)
Cash flows from operating activities:
Net income (loss)	$21.9	$(176.2)	$21.4	$31.6	$23.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4.7	7.1	0.5	2.2	2.6
Cumulative effect of accounting change	—	81.5	—	—	—
Provision for excess inventories	13.2	42.4	4.7	5.3	12.1
Non-cash impairment of property, plant and equipment	0.2	2.7	—	0.2	—
Deferred income taxes	1.3	1.3	(3.0)	(1.1)	(0.1)
Other	0.9	(0.9)	—	—	1.1
Changes in assets and liabilities:
Receivables	(23.9)	78.4	(12.2)	(14.5)	(25.2)
Inventories	30.5	17.1	(4.6)	(23.9)	18.5
Other assets	(12.3)	1.1	(2.6)	(0.1)	(8.9)
Due from affiliates	106.4	(93.7)	—	(1.4)	103.2
Accounts payable	(7.4)	(8.7)	(5.2)	13.9	7.9
Accrued expenses	10.0	(44.5)	9.9	3.1	10.3
Due to affiliates	72.2	(77.6)	(8.5)	(24.5)	0.6
Income taxes payable	(3.8)	(13.4)	2.5	—	2.1
Deferred income on sales to distributors	(8.5)	(34.3)	—	(4.9)	(9.9)
Other long-term liabilities	(0.4)	0.2	0.3	0.1	0.2

Net cash provided by (used in) operating activities	205.0	(217.5)	3.2	(14.0)	137.6

Cash flows from investing activities:
Purchases of property, plant and equipment	(0.3)	(2.5)	(1.3)	(0.5)	(0.2)
Proceeds from sales of property, plant and equipment	0.2	0.3	—	—	—

Net cash used in investing activities	(0.1)	(2.2)	(1.3)	(0.5)	(0.2)

Cash flows from financing activities:
Cash received in connection with contribution of interests in affiliated companies from Parent at inception	—	—	31.9	—	—
Proceeds from borrowings from Parent	206.3	515.5	58.7	152.3	120.4
Repayment of borrowings from Parent	(413.9)	(320.0)	(34.8)	(143.1)	(241.7)

Net cash provided by (used in) financing activities	(207.6)	195.5	55.8	9.2	(121.3)

Net increase (decrease) in cash and cash equivalents	(2.7)	(24.2)	57.7	(5.3)	16.1
Cash and cash equivalents, beginning of period	33.5	57.7	—	30.8	33.5

Cash and cash equivalents, end of period	$30.8	$33.5	$57.7	$25.5	$49.6

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:    Background and Basis of Presentation

ON Semiconductor Trading Ltd. (the “Company” or “ON Trading”), located in Hamilton, Bermuda, is a wholly-owned subsidiary of Semiconductor Components Industries, LLC (“SCI LLC” or “Parent”), which is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”). ON Trading is responsible for selling ON Semiconductor’s products outside the United States, Mexico, Brazil and Puerto Rico. ON Trading performs certain functions related to sales, procurement, data aggregation, inventory management, research and development, and managing distribution scheduling. In order to function in this capacity, ON Trading entered into a cost sharing agreement with SCI LLC during 2000, which provided ON Trading with the right to use ON Semiconductor’s intellectual property for the purpose of manufacturing, selling, importing and exporting property outside of the United States, Mexico, Brazil and Puerto Rico.

In October 2000, SCI LLC transferred the ownership of certain of its wholly-owned subsidiaries to the Company in exchange for 12,000 shares of the Company’s common stock which represents the entire ownership in the Company. These transactions were accounted for as the combination of companies under common control and have been reflected in the accompanying financial statements on the historical cost basis. The book value of the net assets transferred, which included $31.9 million of cash, was $40.4 million.

The accompanying unaudited financial statements as of July 4, 2003 and for the six months ended June 28, 2002 and July 4, 2003, respectively, have been prepared in accordance with generally accepted accounting principles for interim financial information and on the same basis of presentation as the audited financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In the opinion of the Company’s management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The footnote disclosures related to the interim financial information included herein are also unaudited.

Note 2:    Liquidity

During the six months ended July 4, 2003, ON Semiconductor incurred a net loss of $108.0 million, compared to a net loss of $81.8 million, for the six months ended June 28, 2002. ON Semiconductor’s net loss included restructuring, asset impairments and other charges of $34.6 million for the six months ended July 4, 2003 as compared to $10.2 million for the six months ended June 28, 2002. ON Semiconductor’s net loss for the first six months of 2003 also included a charge of $21.5 million relating to a change in accounting principle. Net cash provided by operating activities was $16.7 million in the six months ended July 4, 2003, as compared to net cash provided by operating activities of $12.5 million for the six months ended June 28, 2002.

At July 4, 2003, ON Semiconductor had $181.2 million in cash and cash equivalents, net working capital of $196.5 million, term or revolving debt of $1,441.6 million and a stockholders’ deficit of $750.7 million. ON Semiconductor’s long-term debt includes $520.7 million under its senior bank facilities; $292.0 million (net of discount) of its 13% second lien senior secured notes due 2008; $191.2 million (net of discount) of its 12% first lien senior secured notes due 2010; $260.0 million of its 12% senior subordinated notes due 2009; $133.4 million under a 10% junior subordinated note payable to Motorola due 2011; $23.4 million under a note payable to a Japanese bank due 2010; $20.0 million under a loan facility with a Chinese bank and $0.9 million under a capital lease obligation. ON Semiconductor was in compliance with all of the covenants contained in its various debt agreements as of July 4, 2003 and expects to remain in compliance over the next twelve months.

During the year ended December 31, 2002, ON Semiconductor incurred a net loss of $141.9 million compared to a net loss of $831.4 million in 2001 and net income of $71.1 million in 2000. ON Semiconductor’s

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

net results included restructuring, asset impairments and other of $27.7 million, $150.4 million and $4.8 million in 2002, 2001 and 2000, respectively, as well as interest expense of $149.5 million, $139.6 million and $135.3 million, respectively. ON Semiconductor’s operating activities provided cash of $46.4 million in 2002 and $312.2 million in 2000 and used cash of $116.4 million in 2001.

At December 31, 2002, ON Semiconductor had $190.4 million in cash and cash equivalents, net working capital of $195.2 million, term or revolving debt of $1,423.2 million and a stockholders’ deficit of $662.1 million. ON Semiconductor’s long-term debt includes $701.6 million under its senior bank facilities; $291.4 million (net of discount) of its 12% senior secured notes due 2008; $260.0 million of its 12% senior subordinated notes due 2009; $126.9 million under a 10% junior subordinated note payable to Motorola due 2011; $20.0 million loan facility with a Chinese bank; and, $23.3 million under a note payable to a Japanese bank due 2010.

ON Semiconductor’s ability to service its long-term debt, to remain in compliance with the various covenants and restrictions contained in its credit agreements and to fund working capital, capital expenditures and business development efforts will depend on its ability to generate cash from operating activities which is subject to, among other things, its future operating performance as well as to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may beyond its control.

If ON Semiconductor fails to generate sufficient cash from operations, it may need to raise additional equity or borrow additional funds to achieve its longer term objectives. There can be no assurance that such equity or borrowings will be available or, if available, will be at rates or prices acceptable to ON Semiconductor. Although there can be no assurance, management believes that cash flow from operating activities coupled with existing cash balances will be adequate to fund ON Semiconductor’s operating and capital needs as well as enable it to maintain compliance with its various debt agreements through December 31, 2003. To the extent that results or events differ from ON Semiconductor’s financial projections or business plans, the Company’s liquidity may be adversely impacted.

Note 3:    Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables and inventories; reserves for customer incentives and restructuring charges; and, the fair values of financial instruments (including derivative financial instruments). Actual results could differ from these estimates.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out basis), or market. The Company records provisions for slow moving inventories based upon a regular analysis of inventory levels on hand compared to historical and projected end user demand. Projected end user demand is generally based on sales during the prior twelve months.

These provisions can influence results from operations. For example, when demand for a given part falls, all or a portion of the related inventory is reserved, impacting cost of sales and gross profit. If demand recovers and the parts previously reserved are sold, a higher than normal margin will generally be recognized. General market conditions as well as the Company’s design activities can cause certain of its products to become obsolete.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over estimated useful lives of 3-20 years using accelerated and straight-line methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

The Company evaluates the recoverability of the carrying amount of its property, plant and equipment whenever events or changes in circumstances indicate that the related carrying amount of an asset may not be recoverable. Impairment is assessed when the undiscounted expected cash flows derived for an asset are less than its carrying amount. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its fair value and are recognized in operating results. Judgment is used when applying these impairment rules to determine the timing of the impairment test, the undiscounted cash flows used to assess impairments and the fair value of an impaired asset. The dynamic economic environment in which the Company operates and the resulting assumptions used to estimate future cash flows impact the outcome of these impairment tests.

Revenue Recognition

The Company generates revenue from the sales of its semiconductor products to original equipment manufacturers, distributors and electronic manufacturing service providers as well as to affiliated companies. The Company recognizes revenue on sales to original equipment manufacturers and electronic manufacturing service providers when title passes to the customer net of provisions for related sales costs and allowances. Revenues generated from sales to affiliated companies are based on intercompany pricing agreements and recognized when title and risk of loss has passed to the affiliate.

Prior to January 1, 2001, the Company recognized revenue on all distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns from distributors as well as for other related sales costs and allowances. Effective January 1, 2001, the Company changed its revenue recognition policy with respect to distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Title to products sold to distributors typically passes at the time of shipment by the Company so the

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

Research and Development Costs

Research and development costs are expensed as incurred.

Stock-Based Compensation

The Company accounts for employee stock options relating to the common stock of ON Semiconductor in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and provides the pro forma disclosures required by SFAS No. 123 “Accounting for Stock Based Compensation” (“SFAS No. 123”). The Company measures compensation expense relating to non-employee stock awards in accordance with SFAS No. 123.

Had the Company determined employee stock compensation expense in accordance with SFAS No. 123, the Company’s net income (loss) for the years ended December 31, 2002, 2001, and 2000 and the six months ended July 4, 2003 and June 28, 2002 would have been reduced (increased) to the pro forma amounts indicated below (in millions):

	Year Ended December 31,		October 27, 2000 (inception) through December 31, 2000	Six Months Ended
	2002	2001		July 4, 2003	June 28, 2002
				(unaudited)	(unaudited)
Net income (loss), as reported	$21.9	$(176.2)	$21.4	$31.6	$23.1
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(2.3)	(1.9)	(1.1)	(2.3)	(2.6)

Pro forma net income (loss)	$19.6	$(178.1)	$20.3	$29.3	$20.5

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of each option grant has been estimated at the date of grant while the fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan has been estimated at the beginning of each of the respective offering periods, both using a Black-Scholes option-pricing model with the following weighted-average assumptions:

				Six Months Ended
Employee Stock Options	2002	2001	2000	July 4, 2003	June 28, 2002
				(unaudited)	(unaudited)
Expected life (in years)	5	5	5	5	5
Risk-free interest rate	4.15%	4.83%	6.45%	3.03%	4.57%
Volatility	0.70	0.70	0.60	0.70	0.70

				Six Months Ended
Employee Stock Purchase Plan	2002	2001	2000	July 4, 2003	June 28, 2002
				(unaudited)	(unaudited)
Expected life (in years)	0.25	0.25	0.33	0.25	0.25
Risk-free interest rate	1.71%	4.26%	6.20%	1.17%	1.76%
Volatility	0.70	0.70	0.60	0.70	0.70

The weighted-average estimated fair value of employee stock options granted during 2002, 2001 and 2000 was $1.93, $3.23 and $9.67 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan during 2002, 2001 and 2000 was $0.62, $1.24 and $3.82, respectively.

The weighted-average estimated fair value of employee stock options granted during the first six months of 2003 and 2002 was $0.76 and $2.03 per share, respectively. The weighted-average estimated fair value of the discount on the shares sold under the 2000 Employee Stock Purchase Plan during the first six months of 2003 and 2002 was $0.32 and $0.83, respectively.

Income Taxes

The Company is based in Bermuda, which does not levy taxes on income. Income taxes in the accompanying consolidated financial statements relate to the Company’s wholly-owned subsidiaries operating outside of Bermuda.

Income taxes are accounted for using the asset and liability method and are determined on a separate return basis. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

In determining the amount of the valuation allowance, estimated future taxable income as well as feasible tax planning strategies in each taxing jurisdiction are considered. If all or a portion of the remaining deferred tax assets will not be realized, the valuation allowance will be increased with a charge to income tax expense. Conversely, if the Company will ultimately be able to utilize all or a portion of the deferred tax assets for which a

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

valuation allowance has been provided, the related portion of the valuation allowance will be released to income as a credit to income tax expense. In the fourth quarter of 2001, a valuation allowance was established for the majority of the Company’s deferred tax assets. Additionally, throughout 2002, no incremental deferred tax benefits were recognized. The Company’s ability to utilize its deferred tax assets and the continuing need for a related valuation allowance are monitored on an ongoing basis.

Foreign Currencies

Most of the Company’s foreign subsidiaries deal primarily in U.S. dollars and as a result, utilize the dollar as their functional currency. For the translation of financial statements of these subsidiaries, assets and liabilities that are receivable or payable in cash are translated at current exchange rates while inventories and other non-monetary assets are translated at historical rates. Gains and losses resulting from the translation of such financial statements are included in the operating results, as are gains and losses incurred on foreign currency transactions. The Company’s remaining foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income (loss) within stockholder’s equity (deficit).

Defined Benefit Plans

The Company maintains pension plans covering certain of its employees. For financial reporting purposes, net periodic pension costs are calculated based upon a number of actuarial assumptions, including a discount rate for plan obligations, assumed rate of return on pension plan assets and assumed rate of compensation increase for plan employees. All of these assumptions are based upon management’s judgement, considering all known trends and uncertainties. Actual results that differ from these assumptions would impact the future expense recognition and cash funding requirements of our pension plans.

Reclassifications

Certain amounts have been reclassified to conform with the current year presentation.

Related Party Transactions

The Company has extensive transactions and relationships with ON Semiconductor and its affiliates which include intercompany pricing agreements, an intellectual property royalty agreement and general and administrative and research and development cost sharing agreements. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying valued and depreciated over the assets’ remaining useful life. The Company will be required to adopt SFAS No. 143 effective January 1, 2003. The Company does not expect the implementation of SFAS No. 143 to have a material effect on its results of operations.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. SFAS No. 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company’s adoption of SFAS No. 144 did not impact its financial condition or results of operations.

In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FAS Nos. 4, 44, and 64, Amendment of FAS 13, and Technical Corrections as of April 2002”. SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” and excludes extraordinary item treatment for gains and losses associated with the extinguishment of debt that do not meet the Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB No. 30 for classification as an extraordinary item shall be reclassified. SFAS No. 145 also amends FASB Statement No. 13, “Accounting for Leases” and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company is required to adopt SFAS No. 145 effective January 1, 2003. The Company’s adoption of SFAS 145 did not impact its financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment to FAS 123.” SFAS No. 148 provides alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in annual and interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for the Company’s fiscal year 2002. The interim disclosure requirements are effective for the first quarter of fiscal year 2003 and are included in Note 3, “Significant Accounting Policies.” The Company has no plans to change to the fair value based method of accounting for stock-based employee compensation.

In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 also expands the disclosures required to be made by a guarantor about its obligations under certain guarantees that it has issued. Initial recognition and measurement provisions of

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FIN No. 45 are applicable on a prospective basis to guarantees issued or modified. The disclosure requirements are effective immediately and such disclosures have been included in Note 6 “Balance Sheet Information”. The Company’s adoption of FIN No. 45 did not impact its financial condition or results of operations.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created to acquired prior to February 1, 2003, the provisions of FIN 46 must be applied to the first interim or annual period beginning after June 15, 2003. The Company’s adoption of FIN 46 did not impact its financial condition or results of operations.

Note 4:    Accounting Change

Sales are made to distributors under agreements that allow certain rights of return and price protections on products that are not resold by such distributors. Prior to January 1, 2001, the Company recognized revenue on distributor sales when title passed to the distributor. Provisions were also recorded at that time for estimated sales returns from our distributors on these unsold products. Effective January 1, 2001, the Company changed its revenue recognition method on sales to distributors so that such revenues are recognized at the time the distributor sells the Company’s products to the end customer. Title to products sold to distributors typically passes at the time of shipment by the Company so the Company records accounts receivable for the amount of the transaction, reduces its inventory for the products shipped and defers the related margin in the consolidated balance sheet. The Company recognizes the related revenue and margin when the distributor sells the products to the end user. Although payment terms vary, most distributor agreements require payment within 30 days.

Management believes that this accounting change was to a preferable method because it better aligns reported results with, focuses the Company on, and allows investors to better understand end user demand for the products the Company sells through distribution. Additionally, the timing of revenue recognition is no longer influenced by the distributor’s stocking decisions. This revenue recognition policy and manner of presentation is commonly used in the semiconductor industry.

The impact of the accounting change for periods prior to 2001 was a charge of $81.5 million and is reflected as the cumulative effect of change in accounting principle in the Company’s consolidated statement of operations and comprehensive loss for 2001. The accounting change resulted in an increase in revenues of $55.7 million and a reduction in net loss of $29.5 million for the year ended December 31, 2001.

The estimated pro forma effects of the accounting change for the period from October 27, 2000 (inception) through December 31, 2000 are as follows (in millions):

As reported:
Revenues	$308.5
Net income	21.4
Pro forma effects of reflecting the accounting change applied retroactively:
Revenues	$300.1
Net income	18.3

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5:    Restructuring, Asset Impairments and Other

The activity related to the Company’s restructuring, asset impairments and other is as follows (in millions):

	Reserve Balance at 12/31/2000	2001 Charges	2001 Usage	Adjustments	Reserve Balance at 12/31/2001	2002 Charges	2002 Usage	2002 Adjustments	Reserve Balance at 12/31/2002
	$—	$—	$—	$—	$—	$—	$—	$—	$—
June 2002
Cash employee separation charges	—	—	—	—	—	0.6	(0.2)	—	0.4
Non-cash fixed asset write-offs	—	—	—	—	—	0.2	(0.2)	—	—

June 2002 Restructuring reserve balance	—				—				0.4

March 2002
Cash employee separation charges	—	—	—	—	—	5.3	(2.7)	0.3	2.9

March 2002 Restructuring reserve balance	—				—				2.9

December 2001
Cash employee separation charges	—	1.1	(0.3)	—	0.8	—	(0.8)	—	—
Non-cash fixed asset write-offs	—	1.3	(1.3)	—	—	—	—	—	—

December 2001 Restructuring reserve balance	—				0.8				—

June 2001
Cash employee separation charges	—	4.8	(4.7)	(0.1)	—	—	—	—	—
Cash exit costs	—	1.3	—	—	1.3	—	(0.9)	(0.4)	—
Non-cash fixed asset write-offs	—	1.4	(1.4)	—	—	—	—	—	—
Non-cash stock compensation and pension charges	—	0.5	(0.5)	—	—	—	—	—	—

June 2001 Restructuring reserve balance	—				1.3				—

March 2001
Cash employee separation charges	—	5.7	(5.4)	—	0.3	—	(0.3)	—	—

March 2001 Restructuring reserve balance	—				0.3				—

	$—	$16.1	$(13.6)	$(0.1)	$2.4	$6.1	$(5.1)	$(0.1)	$3.3

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reconciles the restructuring, asset impairments and other activity to the “Restructuring, asset impairments and other” caption on the statement of operations for the six months ended July 4, 2003 and June 28, 2002 (in millions):

Six Months Ended July 4, 2003
2003 restructuring, asset impairments and other	$1.4
Plus: Additional charges related to employee separation costs (March 2002)	0.3

Restructuring, asset impairments and other	$1.7

Six Months Ended June 28, 2002
2002 restructuring, asset impairments and other	$5.6
Less: Reserves released during the period	(0.1)

Restructuring, asset impairments and other	$5.5

The following table reconciles the restructuring activity in the tables above to the “Restructuring and asset impairments” caption on the Statements of Operations for the years ended December 31, 2002 and 2001, respectively (in millions):

Year Ended December 31, 2002
2002 restructuring charges and asset impairments	$6.1
Less: Reserves released during the period	(0.1)

Restructuring and asset impairments	$6.0

Year Ended December 31, 2001
2001 restructuring charges and asset impairments	$16.1
Less: Reserves released during the period	(0.1)

Restructuring and asset impairments	$16.0

June 2003 Restructuring and Asset Impairments

In June 2003, the Company recorded charges totaling $1.7 million associated with its restructuring programs. The charges include $1.2 million of lease and contract termination costs, $0.2 million of asset impairments and an additional $0.3 million associated with employee separation costs included in March 2002 restructuring program.

The lease and contract termination costs relate to the exit of certain sales and administrative offices in Bermuda and Europe and the termination of other purchase and supply agreements.

The Company identified certain buildings, machinery, software and equipment that would no longer be used internally due to the continued consolidation of general and administrative functions and recorded an asset impairment charge of $0.2 million to write-down the remaining carrying value of these assets to their net realizable value.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

June 2002 Restructuring and Asset Impairments

In June 2002, the Company recorded charges totaling $0.8 million for costs associated with its restructuring activities including $0.6 million to cover employee separation costs associated with the termination of two employees and $0.2 million for equipment write-offs that were charged directly against the related assets. The employee separation costs reflected further reductions in general and administrative staffing levels. As of July 4, 2003, all impacted employees had been terminated.

March 2002 Restructuring

In March 2002, the Company recorded a $5.3 million charge to cover employee separation costs relating to the termination of 62 employees. Approximately $5.0 million of this charge is attributable to employee terminations resulting from the Company’s decision to relocate its European administrative functions from Toulouse, France to Roznov, Czech Republic and Piestany, Slovakia. The relocation of these functions is currently expected to be completed by June 30, 2003. The remaining $0.3 million relates to reductions in selling, general and administrative functions primarily in the United Kingdom. The Company recorded an additional $0.3 in employee separation costs relating to the relocation of the administrative functions in Toulouse, France during the fourth quarter of 2002 as a result of its reevaluation of remaining costs to be incurred. As of July 4, 2003, 15 employees remain to be terminated under this program and the Company currently expects that the remaining terminations will be completed by December 2003. As of July 4, 2003 the remaining liability relating to this restructuring was $1.0 million.

December 2001 Restructuring and Asset Impairments

In December 2001, the Company recorded charges totaling $2.4 million for costs associated with its worldwide restructuring programs. The charges included $1.1 million to cover employee separation costs associated with the terminations of 5 employees as well as $1.3 million for property and equipment write-offs that were charged directly against the related assets.

The employee separation costs reflected reductions in selling, general and administrative staffing levels. As of December 31, 2002, all impacted employees had been terminated.

The $1.3 million charge related the write-off of certain property and equipment located in France and Slovakia that would no longer be utilized as a result of the Company’s restructuring activities.

June 2001 Restructuring and Asset Impairments

In June 2001, the Company recorded charges totaling $8.0 million for costs associated with its worldwide restructuring programs. These programs were in response to rapidly changing economic circumstances requiring the Company to rationalize its operations to meet declining customer demand. The charge included $4.8 million to cover employee separation costs associated with the termination of approximately 175 employees and $0.5 million for additional pension charges related to the terminated employees. (The additional pension charge is reflected in the Company’s accrued pension liability in the consolidated balance sheet.) As of December 31, 2002, all of the employees had been terminated under this restructuring program.

The Company identified certain manufacturing equipment that would no longer be used internally and recorded a charge of $1.4 million to write-off the assets.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The June 2001 charge also included $1.3 million to cover certain exit costs relating to contract terminations. During 2002, the Company recorded a $0.4 adjustment to release reserves associated with the June 2001 restructuring programs due to the Company’s analysis of estimated costs to complete those programs. As of December 31, 2002, all exit activities have been completed.

March 2001 Restructuring

In March 2001, the Company recorded charges totaling $5.7 million for costs associated with its worldwide restructuring programs. The charges of $5.7 million cover employee separation costs associated with the termination of approximately 80 employees. The employee separation costs reflected reductions in selling, general and administrative staffing. As of December 31, 2002, all of the employees had been terminated under this restructuring program.

Note 6:    Balance Sheet Information

Balance sheet information is as follows (in millions):

	December 31,		July 4,
	2002	2001	2003
			(unaudited)
Receivables, net:
Accounts receivable	$73.6	$69.2	$88.1
Less: Allowance for doubtful accounts	(0.6)	(0.7)	(0.6)

	$73.0	$68.5	$87.5

Inventories, net:
Raw materials	$3.7	$5.2	$7.0
Work in process	78.9	131.4	86.3
Finished goods	67.2	59.3	71.5

Total inventories	149.8	195.9	164.8
Less: Inventory reserves	(41.2)	(43.6)	(37.6)

	$108.6	$152.3	$127.2

Property, plant and equipment, net:
Buildings	$0.6	$0.8	$0.6
Machinery and equipment	31.3	41.4	33.8

Total property, plant and equipment	31.9	42.2	34.4
Less: Accumulated depreciation	(23.1)	(27.1)	(26.3)

	$8.8	$15.1	$8.1

Accrued expenses:
Accrued payroll	$5.9	$5.5	$8.5
Sales related reserves	3.1	1.8	5.8
Restructuring reserve	3.3	2.4	1.4
Other	8.9	1.5	8.6

	$21.2	$11.2	$24.3

Other comprehensive income:
Foreign currency translation adjustments	$0.5	$0.5	$0.5

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense totaled $4.7 million and $7.1 million for the years ended December 31, 2002 and 2001 and $0.5 million for the period from October 27, 2000 (inception) through December 31, 2000.

The activity related to the Company’s inventory reserves and warranty reserves for the period from October 27, 2000 (inception) through December 31, 2000 and for the years ended December 31, 2001 and 2002 follows:

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions/ Writeoffs	Balance at End of Period
Inventory reserves
Period from October 27, 2000 (inception) through December 31, 2000	$—	$4.7	$12.6	(1)	$—	$17.3

Year ended December 31, 2001	$17.3	$42.4	$—		$16.1	$43.6

Year ended December 31, 2002	$43.6	$13.2	$—		$15.6	$41.2

Warranty reserves
Period from October 27, 2000 (inception) through December 31, 2000	$—	$1.1	$0.9	(1)	$0.9	$1.1

Year ended December 31, 2001	$1.1	$—	$—		$0.4	$0.7

Year ended December 31, 2002	$0.7	$0.1	$—		$0.1	$0.7

Six months ended July 4, 2003 (unaudited)	$0.7	$—	$—		$—	$0.7

(1)	Represents reserves recorded at the Company’s inception on October 27, 2000.

Note 7:    Income Taxes

Geographic sources of income (loss) before income taxes and cumulative effect of accounting change are as follows (in millions):

	Year Ended December 31,		October 27, 2000 (inception) through December 31, 2000
	2002	2001
Bermuda	$18.4	$(93.3)	$32.3
Other foreign countries	4.8	(2.6)	(11.6)

	$23.2	$(95.9)	$20.7

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The provision (benefit) for income taxes for the years ended December 31, 2002 and 2001 and for the period from October 27, 2000 (inception) through December 31, 2000, all of which relates to operations outside of Bermuda, is as follows (in millions):

	Year Ended December 31,		October 27, 2000 (inception) through December 31, 2000
	2002	2001
Current	$(0.2)	$(2.1)	$2.9
Deferred	1.5	0.9	(3.6)

	$1.3	$(1.2)	$(0.7)

A reconciliation of the Bermuda federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,		October 27, 2000 (inception) through December 31, 2000
	2002	2001
Bermuda federal statutory rate	—%	—%	—%
Increase (decrease) resulting from:
Foreign rate differential	(5.0)	(2.0)	(3.4)
Change in valuation allowance	10.6	0.7	—

	5.6%	(1.3)%	(3.4)%

Deferred tax assets are as follows (in millions):

	December 31,
	2002	2001
Tax-deductible goodwill	$1.3	$1.7
Reserves and accruals	1.5	1.9
Inventories	0.1	0.1
Net operating loss and tax credit carryforwards	4.2	2.3
Other	0.1	—

	7.2	6.0
Valuation allowance	(3.1)	(0.6)

Net deferred tax asset	$4.1	$5.4

A valuation allowance has been recorded against the portion of the Company’s deferred tax assets that management believes is more likely than not that the related tax benefits will not be realized.

As of December 31, 2002 and 2001, the Company’s foreign net operating loss carryforwards were $13.0 million and $9.0 million, respectively. If not utilized, these net operating losses will expire in varying amounts through 2007.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income taxes have not been provided on the undistributed earnings of the Company’s foreign subsidiaries (approximately $68.5 million at December 31, 2002) over which it has sufficient influence to control the distribution of such earnings and has determined that such earnings have been reinvested indefinitely. These earnings could become subject to additional tax if they are remitted as dividends, if foreign earnings are loaned to any of the Company’s subsidiaries, or it the Company sells its investment in such subsidiaries. The Company estimates that repatriation of these foreign earnings would generate additional foreign withholding taxes of $5.1 million.

Note 8:    Related Party Transactions

At December 31, 2002 and 2001, the total aggregate amount outstanding under various loan agreements between the Company and its Parent was $160.3 million and $367.9 million, respectively. The loan agreements expire on December 31, 2004, bear interest at a weighted average rate of 4.97% and are unsecured.

The Company consigns inventory to affiliates to perform all semiconductor manufacturing activities. The Company is charged for these activities based on intercompany pricing agreements with the respective affiliates and records the related costs in inventory. Finished goods are either sold to third-party customers outside the United States or to affiliates. Sales to affiliates are also based on intercompany transfer pricing agreements.

SCI LLC also incurs certain general and administrative and research and development costs that directly benefit the Company. General and administrative expenses that directly benefit the Company are specifically identified by management and charged to the Company by SCI LLC. Research and development costs are allocated and charged based on the percent of the Company’s third-party sales to total ON Semiconductor third-party sales. Additionally, SCI LLC charges the Company a royalty fee for the use of ON Semiconductor’s intellectual property. The royalty fee is a minimum of $10.0 million annually and is based on a percentage of the Company’s third-party sales, such percentage determined based on the overall annual gross margin percentage of ON Semiconductor. The allocations utilized in arriving at the amounts reflected in the accompanying consolidated financial statements are based on assumptions that management believes are reasonable in the circumstances; however, such allocations are not necessarily indicative of the costs that would have been incurred by the Company had it operated as a stand-alone entity.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Related party activity between the Company and its affiliates is as follows (in millions):

	Year Ended December 31, 2002	Year Ended December 31, 2001	October 27, 2000 (inception) through December 31, 2000	Six Months Ended
				July 4, 2003	June 28, 2002
				(unaudited)	(unaudited)
Purchases of manufacturing services from affiliates	$719.4	$814.0	$447.6	$389.7	$340.8

Expense allocations from SCI LLC:
General and administrative expenses:
Royalties	$10.0	$10.0	$8.5	$5.0	$5.0
Other	22.9	22.0	3.3	10.0	12.5

	$32.9	$32.0	$11.8	$15.0	$17.5

Research and development	$45.0	$59.6	$2.3	$28.1	$22.2

Note 9:    Employee Benefit Plans

Defined Benefit Plans

Certain of the Company’s subsidiaries provide retirement plans for substantially all of their employees. The plans conform to local practice in terms of providing minimum benefits mandated by law, collective agreements or customary practice. Benefits under these pension plans are valued using the projected unit credit cost method.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of the status of the pension plans and the net periodic pension cost (dollars in millions):

	December 31, 2002	December 31, 2001
Assumptions used to value the Company’s pension obligations are as follows:
Rate of compensation increase	3.00%	3.00%
Discount rate	5.50%	5.50%
Change in Benefit Obligation:
Benefit obligation, beginning of period	$2.4	$2.6
Service cost	0.1	0.2
Interest cost	0.1	0.1
Curtailment gain	(0.3)	—
Actuarial (gain) loss	0.3	(0.4)
Translation (gain) loss	0.4	(0.1)

Benefit obligation, end of period	$3.0	$2.4

Change in Plan Assets:
Fair value, beginning of period	$0.4	$0.3
Actual return on plan assets	0.1	0.1

Fair value, end of period	$0.5	$0.4

Balances, end of period:
Pension benefit obligation	$(3.0)	$(2.4)
Fair value of plan assets	0.5	0.4

Funded status	(2.5)	(2.0)
Unrecognized net actuarial gain	(0.1)	(0.4)
Unrecognized prior service cost	0.4	0.5

Net liability recognized, net of period	$(2.2)	$(1.9)

The net amounts recognized in the consolidated balance sheet consist of the following:
Accrued expenses	$(0.4)	$—
Other long-term liabilities	(1.8)	(1.9)

Net liability recognized, net of period	$(2.2)	$(1.9)

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2002	December 31, 2001	October 27, 2000 (inception through December 31, 2000
Assumptions used to determine pension costs are as follows:
Discount rate	5.50%	6.00%	6.00%
Expected return on assets	5.75%	6.00%	6.00%
Rate of compensation increase	3.00%	3.00%	3.00%
Components of net periodic pension cost:
Service cost	$0.1	$0.2	$—
Interest cost	0.1	0.1	—
Expected return on assets	—	—	—
Amortization of prior service cost	0.1	0.1	—
Curtailment gain	(0.3)	—	—

Net periodic pension cost	$—	$0.4	$—

In 2003, the Company changed its method of accounting for unrecognized net actuarial gains or losses relating to its defined benefit pension obligations. Historically, the Company amortized its net unrecognized actuarial gains or losses over the average remaining service lives of active plan participants, to the extent that such net gains or losses exceeded the greater of 10% of the related projected benefit obligation or plan assets. Effective January 1, 2003, the Company will no longer defer actuarial gains or losses but will recognize such gains and losses during the fourth quarter of each year, which is the period the Company’s annual pension plan actuarial valuations are prepared. Management believes that this change is to a preferable accounting method as actuarial gains or losses will be recognized currently in income rather than being deferred. This change did not have a material impact on the Company.

Defined Contribution Plans

Certain subsidiaries have defined contribution plans in which eligible employees participate. The Company recognized compensation expense of $0.1 million, $0.3 million and $0.1 million for the years ended December 31, 2002 and 2001 and for the period from October 27, 2000 (inception) through December 31, 2000, respectively, relating to these plans.

Note 10:    Stock Options

Certain employees of the Company participate in ON Semiconductor stock option plans.

Generally, the options granted under these plans vest over a period of four years. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	2002		2001		2000
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	2.3	$6.72	1.5	$7.57	1.0	1.50
Grants	0.7	3.16	1.1	5.22	0.6	16.75
Exercises	(0.1)	1.50	(0.1)	1.50	(0.1)	1.50
Cancellations	(0.3)	9.57	(0.2)	6.62	—	—

Outstanding at end of year	2.6	$5.53	2.3	$6.72	1.5	$7.57

Exercisable at end of year	0.9	$5.81	0.5	$6.11	0.2	$3.77

Weighted average fair value of options granted during the period		$1.93		$3.23		$9.67

The following tables summarize options outstanding and options exercisable at December 31, 2002:

	Outstanding Options
Range of Exercise Prices	Number Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price
$1.25–$2.71	0.8	7.04	$1.58
$3.22–$6.95	1.4	8.65	4.30
$9.03–$20.25	0.4	7.42	16.41

Totals	2.6		$5.53

	Exercisable Options
Range of Exercise Prices	Number Shares	Weighted Average Contractual Life (in years)	Weighted Average Exercise Price
$1.25–$2.71	0.5	6.69	$1.50
$3.22–$6.95	0.2	8.37	4.89
$9.03–$20.25	0.2	7.42	16.42

Totals	0.9		$5.81

These options will expire if not exercised at specific dates through November 2012.

Eligible employees also participate in ON Semiconductor’s 2000 Employee Stock Purchase Plan. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their eligible earnings applied towards the purchase of shares of ON Semiconductor common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. During each quarterly offering period, employees may not purchase stock exceeding the lesser of (i) 500 shares, or (ii) the number of shares equal to $6,250 divided by the fair market value of the stock on the first day of the offering period. During 2002, 2001 and 2000, employees purchased approximately 122,000, 188,000 and 104,000 shares under the plan.

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11:    Foreign Currency Exchange Contracts

The Company’s foreign currency exposures are included in ON Semiconductor’s worldwide foreign currency exposure management program. ON Semiconductor aggregates the forecasted foreign currency exposures for each of its subsidiaries on a monthly basis and enters into forward currency contracts in order to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. Prior to January 1, 2001, the Company entered into its own foreign currency contracts. The Company’s net foreign currency transaction gains (losses) included in the accompanying consolidated statement of operations for the years ended December 31, 2002 and 2001 and for the period October 27, 2000 (inception) through December 31, 2000 are $2.4 million, $1.3 million and $(0.1) million, respectively.

Note 12:    Commitments and Contingencies

Operating Leases

The following is a schedule by year of future minimum lease obligations under non-cancelable operating leases as of December 31, 2002 (in millions):

2003	$3.5
2004	2.3
2005	1.4
2006	0.9
2007	0.3
Thereafter	—

$8.4

Legal Matters

ON Semiconductor is currently involved in a variety of legal matters that arose in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters will have a material adverse effect on ON Semiconductor’s financial condition, results of operations or cash flows.

Common Stock Collateral Pledge

On May 6, 2002, ON Semiconductor and SCI LLC (collectively, the “Issuers”) issued $300 million principal amount of second lien notes in a private offering that was exempt from registration requirements of the U.S. Federal Securities laws. The notes are jointly and severally, fully and unconditionally guaranteed on a senior basis by ON Semiconductor’s domestic restricted subsidiaries that are guarantors under its senior subordinated notes. In addition, the notes and guarantees are secured on a second priority basis by the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its foreign subsidiaries, which includes the Company and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

On March 3, 2003, the Issuers issued $200.0 million principal amount of first-lien senior secured notes due 2010 (the “First-Lien Notes”) in a private offering that was exempt from registration requirements of the U.S. Federal Securities laws. The obligations under the First-Lien Notes are fully and unconditionally guaranteed on a

ON SEMICONDUCTOR TRADING LTD

(An Indirect Wholly-Owned Subsidiary of ON Semiconductor Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

joint and several basis by each of the domestic subsidiaries of ON Semiconductor Corporation (other than SCI LLC). The First-Lien Notes and guarantees are secured on a first-priority basis the capital stock or other equity interests of ON Semiconductor’s domestic subsidiaries, 65% of the capital stock or other equity interests of its foreign subsidiaries, which includes the Company and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

Note 13:    Fair Value of Financial Instruments

The Company uses the following methods to estimate the fair values of its financial instruments:

Cash and Cash Equivalents

The carrying amount approximates fair value due to the short-term maturities of such instruments.

Notes Payable to Parent

Due to the related party nature of the notes payable to Parent, it was not practicable to estimate their fair values due to the inability to obtain quoted market prices or determine current market rate for similar instruments. At December 31, 2002 and 2001, the carrying value of the notes payable to Parent was $160.3 million and $367.9 million, respectively.

Note 14:    Supplemental Disclosure of Cash Flow Information

Cash payments for interest and income taxes for the years ended December 31, 2002 and 2001 and for the period from October 27, 2000 (inception) through December 31, 2000 are as follows (in millions):

	2002	2001	2000
Cash (received) paid for:
Interest	$14.2	$13.7	$0.4
Income taxes	3.2	(10.4)	0.7